Exhibit 99.1

Helen of Troy Limited Reports Second Quarter Fiscal 2024 Results

Consolidated Net Sales Decline of 5.7%
GAAP Diluted EPS of $1.14; Adjusted Diluted EPS of $1.74
GAAP Operating Margin Expansion of 50 Basis Points
Cash Flow from Operations of $36.7 Million, Increase of $73.7 Million
Free Cash Flow(1)(2) of $28.0 Million, Increase of $101.5 Million
Company Reaches Agreement with Brian Grass to Remain CFO

Fiscal 2024 Outlook:
Maintains Consolidated Net Sales of $1.965-$2.015 Billion
Increases GAAP Diluted EPS to $6.36-$7.03; Maintains Adjusted Diluted EPS of $8.50-$9.00
Maintains Adjusted EBITDA(1) Growth of 3.2%-6.3% and Free Cash Flow(1)(2) of $250-$270 Million
Maintains Net Leverage Ratio(1)(3) Reduction to Between 2.0X and 1.85X by the End of Year
Project Pegasus on Track to Deliver $20M Fiscal 2024 Savings Target

El Paso, Texas, October 4, 2023 — Helen of Troy Limited (NASDAQ: HELE), designer, developer, and worldwide marketer of branded consumer home, outdoor, beauty, and wellness products, today reported results for the three-month period ended August 31, 2023.

Executive Summary – Second Quarter of Fiscal 2024 Compared to Fiscal 2023

•Consolidated net sales revenue of $491.6 million, a decrease of 5.7%
•Gross profit margin improvement of 420 basis points to 46.7% compared to 42.5%
•Operating margin of 9.5% compared to 9.0%
•Non-GAAP adjusted operating margin of 12.7% compared to 13.9%
•GAAP diluted EPS of $1.14 compared to $1.28
•Non-GAAP adjusted diluted EPS of $1.74 compared to $2.27
•Net cash provided by operating activities of $36.7 million compared to net cash used by operating activities of $37.0 million
•Non-GAAP adjusted EBITDA margin of 14.6% compared to 15.1%
•Repurchased 381,200 shares of common stock in the open market during the quarter for $50 million

Julien R. Mininberg, Chief Executive Officer, stated: “During the quarter we delivered net sales and adjusted EPS at the high end of our expectations. I’m pleased with the consistency of our results as we work toward returning to growth. During the quarter we achieved our revenue expectations for the majority of our Leadership Brands and international performance was particularly strong. We continued to support important new product launches, significantly increased gross margin, and returned value to shareholders through share repurchase. Our initiatives to streamline our inventory and improve free cash flow continue to deliver big results, with inventory down over $200 million in the first half of this fiscal year versus the same period last year, and free cash flow improvement of $325 million during that same comparison period. All workstreams of our Pegasus restructuring initiatives are making good progress and we remain on track to deliver our financial goals.”

Mr. Mininberg concluded: “Looking ahead, I am pleased to be in a position to reiterate our full year outlook for this fiscal year. Our year-to-date results not only demonstrate strong execution across our entire organization, they also demonstrate resiliency as we navigate the continued challenging macro consumer environment. On the organization side, I am pleased to announce that the Company and Brian

Grass have reached an agreement for Brian to remain the CFO on an ongoing basis. We also look forward to introducing our next strategic plan at our Investor Day on October 17th.”

	Three Months Ended August 31,
(in thousands) (unaudited)	Home & Outdoor	Beauty & Wellness	Total
Fiscal 2023 sales revenue, net	$240,559	$280,841	$521,400
Organic business (4)	(1,084)	(30,124)	(31,208)
Impact of foreign currency	502	869	1,371
Change in sales revenue, net	(582)	(29,255)	(29,837)
Fiscal 2024 sales revenue, net	$239,977	$251,586	$491,563

Total net sales revenue growth (decline)	(0.2)%	(10.4)%	(5.7)%
Organic business	(0.5)%	(10.7)%	(6.0)%
Impact of foreign currency	0.2%	0.3%	0.3%

Operating margin (GAAP)
Fiscal 2024	15.0%	4.3%	9.5%
Fiscal 2023	17.5%	1.7%	9.0%
Adjusted operating margin (non-GAAP) (1)
Fiscal 2024	17.7%	7.9%	12.7%
Fiscal 2023	19.5%	9.0%	13.9%

	Three Months Ended August 31,		% Change	4-Year CAGR
(in thousands, except per share data) (unaudited)	2023	2022	FY24/FY23
Consolidated net sales revenue	$491,563	$521,400	(5.7)%	4.4%
Net income	27,381	30,672	(10.7)%	(12.2)%
Adjusted EBITDA (non-GAAP) (1)	71,730	78,833	(9.0)%	0.7%
Net cash provided (used) by operating activities	36,676	(37,024)	*	12.9%

Diluted EPS	$1.14	$1.28	(10.9)%	(11.2)%
Adjusted Diluted EPS (non-GAAP) (1)	1.74	2.27	(23.3)%	(6.1)%

	Six Months Ended August 31,		% Change	4-Year CAGR
(in thousands, except per share data) (unaudited)	2023	2022	FY24/FY23
Consolidated net sales revenue	$966,235	$1,029,478	(6.1)%	5.2%
Net income	49,962	55,267	(9.6)%	(12.9)%
Adjusted EBITDA (non-GAAP) (1)	144,088	154,356	(6.7)%	2.0%
Net cash provided (used) by operating activities	157,732	(75,452)	*	42.5%

Diluted EPS	$2.07	$2.29	(9.6)%	(11.9)%
Adjusted Diluted EPS (non-GAAP) (1)	3.67	4.69	(21.7)%	(3.9)%
* Calculation is not meaningful.

Consolidated Results - Second Quarter Fiscal 2024 Compared to Second Quarter Fiscal 2023

•Consolidated net sales revenue decreased $29.8 million, or 5.7%, to $491.6 million, compared to $521.4 million, primarily driven by a decrease from Organic business of $31.2 million, or 6.0%. The decline in Organic business was primarily due to lower sales of heaters, fans, and humidification products in Beauty & Wellness primarily driven by softer consumer demand, our SKU rationalization efforts, and reduced orders from retail customers as they rebalance trade inventory in line with softer consumer demand in certain categories. Net sales revenue was also impacted by a decline in Home & Outdoor primarily due to lower brick and mortar sales in the insulated beverage category. These factors were partially offset by an increase in consolidated online channel sales, stronger consumer demand for travel-related products in Home & Outdoor and overall growth in Beauty and International.

•Consolidated gross profit margin increased 420 basis points to 46.7%, compared to 42.5%. The increase in consolidated gross profit margin was primarily due to lower inbound freight costs, the favorable comparative impact of EPA compliance costs of $7.1 million incurred in the prior year period, the favorable impact of SKU rationalization efforts, lower inventory obsolescence expense, and a more favorable customer mix within Home & Outdoor. These factors were partially offset by a less favorable product mix within Beauty & Wellness.

•Consolidated selling, general and administrative expense (“SG&A”) ratio increased 390 basis points to 36.5%, compared to 32.6%. The increase in the consolidated SG&A ratio was primarily due to an increase in annual incentive compensation expense, higher marketing expense, increased distribution and depreciation expense primarily due to the opening of the Company's new Tennessee distribution facility, and the unfavorable leverage impact of the overall decrease in net sales. These factors were partially offset by lower outbound freight costs and the favorable comparative impacts of EPA compliance costs of $1.3 million incurred in the prior year period.

•Consolidated operating income was $46.8 million, or 9.5% of net sales revenue, compared to $46.9 million, or 9.0% of net sales revenue. The 50 basis point increase in consolidated operating margin was primarily due to the favorable comparative impact of EPA compliance costs of $8.4 million incurred in the prior year period, lower inbound and outbound freight costs, a decrease in inventory obsolescence expense, the favorable impact of SKU rationalization efforts, and a more favorable customer mix within Home & Outdoor. These factors were partially offset by an increase in annual incentive compensation expense, higher marketing expense, increased distribution and depreciation expense primarily due to the opening of a new distribution facility, unfavorable operating leverage, and a less favorable product mix within Beauty & Wellness.

•Interest expense was $13.7 million, compared to $9.2 million. The increase in interest expense was primarily due to a higher average interest rate, partially offset by lower average levels of debt outstanding compared to the same period last year.

•Income tax expense as a percentage of income before income tax was 17.9% compared to 19.1%, primarily due to a decrease in tax expense for discrete items, partially offset by shifts in the mix of income in various tax jurisdictions.

•Net income was $27.4 million, compared to $30.7 million. Diluted EPS was $1.14, compared to $1.28. Diluted EPS decreased primarily due to higher interest expense and lower operating income in Home & Outdoor, partially offset by higher operating income in Beauty & Wellness and a decrease in the effective income tax rate.

•Non-GAAP adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) decreased 9.0% to $71.7 million compared to $78.8 million. Non-GAAP adjusted EBITDA margin decreased to 14.6% compared to 15.1%.

On an adjusted basis (non-GAAP) for the second quarters of fiscal 2024 and 2023, excluding acquisition-related expenses, EPA compliance costs, restructuring charges, amortization of intangible assets, and non-cash share-based compensation, as applicable:

•Adjusted operating income decreased $10.0 million, or 13.8%, to $62.3 million, or 12.7% of net sales revenue, compared to $72.3 million, or 13.9% of net sales revenue. The 120 basis point decrease in adjusted operating margin was primarily driven by an increase in annual incentive compensation expense, higher marketing expense, increased distribution and depreciation expense primarily due to the opening of a new distribution facility, unfavorable operating leverage, and a less favorable product mix within Beauty & Wellness. These factors were partially offset by lower inbound and outbound freight costs, a decrease in inventory obsolescence expense, the favorable impact of SKU rationalization efforts, and a more favorable customer mix within Home & Outdoor.

•Adjusted income decreased $12.9 million, or 23.6%, to $41.8 million, compared to $54.7 million. Adjusted diluted EPS decreased 23.3% to $1.74 compared to $2.27. The decrease in adjusted diluted EPS was primarily due to higher interest expense and lower adjusted operating income.

Segment Results - Second Quarter Fiscal 2024 Compared to Second Quarter Fiscal 2023

Home & Outdoor net sales revenue decreased $0.6 million, or 0.2%, to $240.0 million, compared to $240.6 million. The decrease was driven by a decline from Organic business of $1.1 million, or 0.5%, primarily due to a brick and mortar sales decline in the insulated beverage category, lower home category sales in the club and closeout channels, and a decline due to the impact of the Bed, Bath & Beyond bankruptcy. These factors were partially offset by an increase in online channel sales, primarily driven by the launch of the new Hydro Flask travel tumbler, stronger consumer demand for travel-related products, higher brick and mortar home category sales due to new retailer distribution and improved replenishment orders, and an increase in closeout channel sales in the insulated beverage and travel categories.

Home & Outdoor operating income was $36.1 million, or 15.0% of segment net sales revenue, compared to $42.1 million, or 17.5% of segment net sales revenue. The 250 basis point decrease in segment operating margin was primarily due to increased annual incentive compensation expense, higher distribution and depreciation expense primarily due to the opening of a new distribution facility, increased marketing expense, and higher share-based compensation expense. These factors were partially offset by lower inbound freight costs and a more favorable customer mix. Adjusted operating income decreased 9.7% to $42.4 million, or 17.7% of segment net sales revenue, compared to $47.0 million, or 19.5% of segment net sales revenue.

Beauty & Wellness net sales revenue decreased $29.3 million, or 10.4%, to $251.6 million, compared to $280.8 million. The decline was driven by a decrease from Organic business of $30.1 million, or 10.7%, primarily due to lower sales of heaters, fans and humidification products driven by softer consumer demand, SKU rationalization efforts, reduced orders from retail customers as they rebalance trade inventory in line with softer consumer demand in certain categories, and the comparative impact of high COVID-related incidence in the prior year period. The decline was partially offset by an increase in Beauty, higher sales of air and water filtration products and growth in international sales primarily driven by thermometry.

Beauty & Wellness operating income was $10.7 million, or 4.3% of segment net sales revenue, compared to $4.9 million, or 1.7% of segment net sales revenue. The 260 basis point increase in segment operating margin was primarily due to the favorable comparative impact of EPA compliance costs of $8.4 million in the prior year period, lower inbound and outbound freight costs, reduced inventory obsolescence expense, decreased distribution expense, the favorable impact of SKU rationalization efforts, and a decrease in restructuring charges of $2.0 million. These factors were partially offset by an increase in annual incentive compensation expense, higher marketing expense, unfavorable operating leverage, and a less favorable product mix. Adjusted operating income decreased 21.4% to $19.9 million, or 7.9% of segment net sales revenue, compared to $25.3 million, or 9.0% of segment net sales revenue.

Balance Sheet and Cash Flow - Second Quarter Fiscal 2024 Compared to Second Quarter Fiscal 2023

•Cash and cash equivalents totaled $24.2 million, compared to $39.7 million.
•Accounts receivable turnover was 67.9 days, compared to 67.3 days.
•Inventory was $435.7 million, compared to $643.2 million.
•Total short- and long-term debt was $844.9 million, compared to $1,169.7 million as a result of strong cash flow in the fourth quarter of fiscal 2023 and the first half of fiscal 2024.
•Net cash provided by operating activities for the first six months of the fiscal year was $157.7 million, compared to net cash used by operating activities of $75.5 million for the same period last year.
•Free cash flow(1)(2) for the first six months of the fiscal year was $137.2 million, compared to free cash flow of $(188.1) million for the same period last year, which includes $10.2 million and $100.5 million of capital expenditures for a new distribution facility, respectively.

Pegasus Restructuring Plan

The Company previously announced a global restructuring plan intended to expand operating margins through initiatives designed to improve efficiency and reduce costs (collectively referred to as “Project Pegasus”). Project Pegasus includes multiple workstreams to further optimize the Company's brand portfolio, streamline and simplify the organization, accelerate cost of goods savings projects, enhance the efficiency of its supply chain network, optimize its indirect spending, and improve its cash flow and working capital, as well as other activities. The Company anticipates these initiatives will create operating efficiencies, as well as provide a platform to fund future growth investments.

During the fourth quarter of fiscal 2023, the Company made changes to the structure of the organization as part of its global restructuring plan, Project Pegasus. As a result of these changes, the disclosures included herein reflect two reportable segments, Home & Outdoor and Beauty & Wellness. The previous Health & Wellness and Beauty operating segments have been combined into a single reportable segment, which is referred to herein as “Beauty & Wellness.” Comparative prior period segment information has been recast to conform to this change in reportable segments.

During the second quarter of fiscal 2024, the Company announced plans to geographically consolidate the U.S. Beauty business, currently located in El Paso, Texas, and Irvine, California, and co-locate it with its Wellness business in the Boston, Massachusetts area. This geographical consolidation and relocation is the next step in the Company's initiative to streamline and simplify the organization and it is expected to be completed during fiscal 2025. The Company expects these changes will enable a greater opportunity to capture synergies and enhance collaboration and innovation within the Beauty & Wellness segment.

The Company has updated its expectations regarding Project Pegasus charges. The Company now estimates lower total one-time pre-tax restructuring charges of approximately $60 million to $65 million over the duration of the plan. The Company now expects these charges to be completed during fiscal 2025. The Company previously had estimated total pre-tax restructuring charges of approximately $85 million to $95 million, which was initially expected to be substantially completed by the end of fiscal 2024. In addition, the Company now has the following expectations regarding Project Pegasus charges:
•Pre-tax restructuring charges to be comprised of approximately $22 million to $25 million of severance and employee related costs, $30 million of professional fees, $5 million of contract termination costs, and $3 million to $5 million of other exit and disposal costs.

•All of the Company's operating segments and shared services will be impacted by the plan and pre-tax restructuring charges include approximately $17 million to $19 million in Home & Outdoor and $43 million to $46 million in Beauty & Wellness.
•Pre-tax restructuring charges represent primarily cash expenditures, which are expected to be substantially paid by the end of fiscal 2025.

The Company continues to have the following expectations regarding Project Pegasus savings:
•Targeted annualized pre-tax operating profit improvements of approximately $75 million to $85 million, which the Company expects to substantially begin in fiscal 2024 and be substantially achieved by the end of fiscal 2026.
•Estimated cadence of the recognition of the savings will be approximately 25% in fiscal 2024, approximately 50% in fiscal 2025 and approximately 25% in fiscal 2026.
•Total profit improvements to be realized approximately 60% through reduced cost of goods sold and 40% through lower SG&A.

Subsequent Event

Subsequent to the end of the second quarter of fiscal 2024, on September 28, 2023, the Company completed the sale of its distribution and office facilities in El Paso, Texas for a sales price of $50.6 million, less transaction costs of $1.1 million. Concurrently, the Company entered into an agreement to leaseback the office facilities for a period of up to 18 months substantially rent free, which the Company estimates to have a fair value of approximately $1.9 million. The transaction qualifies for sales recognition under the sale leaseback accounting requirements. Accordingly, the Company increased the sales price by the $1.9 million of prepaid rent and expects to recognize a gain on the sale of approximately $34.2 million within SG&A during the third quarter of fiscal year 2024, of which approximately $18.0 million and $16.2 million will be recognized by the Beauty & Wellness and Home & Outdoor segments, respectively. The Company plans to use the proceeds from the sale to repay amounts outstanding under its long-term debt agreement.

Executive Leadership Announcement

The Company also announced today an agreement with Brian L. Grass to remain Chief Financial Officer (“CFO”), effective as of September 23, 2023. Mr. Grass has been serving as interim CFO since April 28, 2023. Mr. Grass previously served as the Company’s CFO from 2014 to 2022 and as Assistant CFO from 2006 to 2014. Prior to joining the Company, Mr. Grass spent seven years in public accounting at KPMG LLP and six years in various financial leadership roles at Tenet Healthcare Corporation.

Noel Geoffroy, Chief Operating Officer, stated: “I am delighted to welcome Brian back to Helen of Troy’s leadership team on a more permanent basis. We conducted a national search, and I concluded Brian is the ideal choice to partner with me now and when I assume the CEO position next fiscal year. He is a strategic business leader, a collaborative thought partner, and a proven public company CFO with an extraordinary record of delivering results and creating value throughout his career. We believe his results-oriented mindset and deep company experience will help us deliver for all our stakeholders as we enter our next phase as a strong, growth-oriented company.”

Brian Grass, Chief Financial Officer, stated: “I am grateful for the opportunity to come out of retirement to partner with Noel in my role as CFO as we enter our next era. I’m looking forward to working alongside Julien, Noel and the rest of the leadership team as we look to finish Fiscal 2024 strong and launch our next multi-year strategic plan. I remain excited about the opportunities that Pegasus provides to drive further performance improvement and look forward to sharing our longer-term strategic initiatives and financial objectives at our upcoming Investor Day.”

Fiscal 2024 Annual Outlook

The Company continues to expect consolidated net sales revenue in the range of $1.965 billion to $2.015 billion, which implies a decline of 5.2% to 2.8%. This continues to include a year-over-year decline of $35 million, or 1.7%, from the removal of Bed, Bath & Beyond revenue from the outlook, and a similar sized reduction from the Pegasus SKU rationalization initiative. The Company's sales outlook reflects what it believes will be a continued slower economy and further pressure and uncertainty on consumer spending levels and patterns, especially for some discretionary categories. As expected, the Company continues to see retailers align their inventory purchases to match their current expectations of consumer spending. The Company has seen some reduction of trade inventory on a sequential basis as many key retailers have lowered their inventory on hand and continues to expect that sell-in will more closely match sell-through in fiscal 2024.

The Company’s fiscal year net sales outlook reflects the following expectations by segment:
•Home & Outdoor net sales decline of 1.7% to growth of 1.0%; and
•Beauty & Wellness net sales decline of 8.0% to 5.8%.

The Company expects GAAP diluted EPS of $6.36 to $7.03 and non-GAAP adjusted diluted EPS in the range of $8.50 to $9.00, which implies an adjusted diluted EPS decline of 10.1% to 4.8%. This continues to reflect additional year-over-year expense from the restoration of annual incentive compensation expense to target levels, as well as higher interest and depreciation expense, totaling approximately $1.77, net of tax.

The Company expects consolidated adjusted EBITDA of $338 million to $348 million, which implies growth of 3.2% to 6.3%. Free cash flow is expected to be $250 million to $270 million. The Company's net leverage ratio(1)(3), as defined in its credit agreement, is expected to end fiscal 2024 at 2.0x to 1.85x.

In terms of the quarterly cadence of sales, the Company now expects the majority of its net sales growth to be concentrated in the fourth quarter of fiscal 2024 and expects a decline in net sales of approximately 4% to 2% in the third quarter of fiscal 2024 reflecting the expectation of more cautious retail ordering patterns in the short term. The Company continues to expect to realize the benefits of debt deleveraging and lower inbound freight and product costs more fully in the second half of the year. Accordingly, the Company expects growth in adjusted diluted EPS in the range of 1.5% to 12% in the second half of fiscal 2024, with growth highly concentrated in the fourth quarter. The Company now expects adjusted diluted EPS to be roughly flat in the third quarter reflecting the expectation of more cautious retail ordering patterns in the short term, a timing shift in the realization of some cost of goods sold savings still in inventory to the fourth quarter and an expected increase in growth investment in the third quarter.

The Company’s consolidated net sales and EPS outlook also reflects the following assumptions:
•the severity of the cough/cold/flu season will be in line with pre-COVID historical averages;
•September 2023 foreign currency exchange rates will remain constant for the remainder of the fiscal year;
•expected interest expense in the range of $53.5 million to $55.5 million based on the current assumption the Federal Open Market Committee will increase interest rates by a cumulative 100 basis points during calendar year 2023;
•a reported GAAP effective tax rate range of 20.0% to 18.0% for the full fiscal year 2024 and an adjusted effective tax rate range of 14.5% to 13.5%; and
•an estimated weighted average diluted shares outstanding of 24.0 million.

The likelihood, timing and potential impact of a significant or prolonged recession, any fiscal 2024 acquisitions and divestitures, future asset impairment charges, future foreign currency fluctuations, additional interest rate increases, or share repurchases are unknown and cannot be reasonably estimated; therefore, they are not included in the Company’s outlook.

Conference Call and Webcast

The Company will conduct a teleconference in conjunction with today’s earnings release. The teleconference begins at 9:00 a.m. Eastern Time today, Wednesday, October 4, 2023. Institutional investors and analysts interested in participating in the call are invited to dial (877) 407-3982 approximately ten minutes prior to the start of the call. The conference call will also be webcast live on the Events & Presentations page at: http://investor.helenoftroy.com/. A telephone replay of this call will be available at 12:00 p.m. Eastern Time on October 4, 2023, until 11:59 p.m. Eastern Time on October 18, 2023, and can be accessed by dialing (844) 512-2921 and entering replay pin number 13741202. A replay of the webcast will remain available on the website for one year.

Company to Host Investor Day at Nasdaq Marketsite on October 17, 2023

The Company will host an Investor Day at the Nasdaq Marketsite in New York City, Times Square on October 17, 2023, from 10:30am to 2:30pm Eastern Time. The Investor Day will include presentations from the Company’s leadership team including a discussion of its long-term strategic plan followed by a product showcase and Q&A. The event will be webcast live at the Events & Presentations page of the Company’s investor relations website at: http://investor.helenoftroy.com. A replay of the presentation will become available shortly after the conclusion of the investor day.

Non-GAAP Financial Measures

The Company reports and discusses its operating results using financial measures consistent with accounting principles generally accepted in the United States of America (“GAAP”). To supplement its presentation, the Company discloses certain financial measures that may be considered non-GAAP such as Adjusted Operating Income, Adjusted Operating Margin, Adjusted Effective Tax Rate, Adjusted Income, Adjusted Diluted Earnings per Share (“EPS”), EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow and Net Leverage Ratio, which are presented in accompanying tables to this press release along with a reconciliation of these financial measures to their corresponding GAAP-based financial measures presented in the Company’s condensed consolidated statements of income and cash flows. For additional information see Note 1 to the accompanying tables to this press release.

About Helen of Troy Limited

Helen of Troy Limited (NASDAQ: HELE) is a leading global consumer products company offering creative products and solutions for its customers through a diversified portfolio of well-recognized and widely-trusted brands, including OXO, Hydro Flask, Osprey, Vicks, Braun, Honeywell, PUR, Hot Tools and Drybar. The Company sometimes refers to these brands as its Leadership Brands. All trademarks herein belong to Helen of Troy Limited (or its subsidiaries) and/or are used under license from their respective licensors.

For more information about Helen of Troy, please visit http://investor.helenoftroy.com

Forward-Looking Statements

Certain written and oral statements made by the Company and subsidiaries of the Company may constitute “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. This includes statements made in this press release, in other filings with the SEC, and in certain other oral and written presentations. Generally, the words “anticipates”, “believes”, “expects”, “plans”, “may”, “will”, “might”, “would”, “should”, “seeks”, “estimates”, “project”, “predict”, “potential”, “currently”, “continue”, “intends”, “outlook”, “forecasts”, “targets”, “could”, and other similar words identify forward-looking statements. All statements that address operating results, events or developments that the Company expects or anticipates may occur in the future, including statements related to sales, expenses,

EPS results, and statements expressing general expectations about future operating results, are forward-looking statements and are based upon its current expectations and various assumptions. The Company believes there is a reasonable basis for these expectations and assumptions, but there can be no assurance that the Company will realize these expectations or that these assumptions will prove correct. Forward-looking statements are only as of the date they are made and are subject to risks that could cause them to differ materially from actual results. Accordingly, the Company cautions readers not to place undue reliance on forward-looking statements. The forward-looking statements contained in this press release should be read in conjunction with, and are subject to and qualified by, the risks described in the Company’s Form 10-K for the year ended February 28, 2023, and in the Company's other filings with the SEC. Investors are urged to refer to the risk factors referred to above for a description of these risks. Such risks include, among others, the occurrence of cyber incidents or failure by the Company or its third-party service providers to maintain cybersecurity and the integrity of confidential internal or customer data, a cybersecurity breach, obsolescence or interruptions in the operation of the Company’s central global Enterprise Resource Planning systems and other peripheral information systems, the geographic concentration of certain United States (“U.S.”) distribution facilities which increases its risk to disruptions that could affect the Company’s ability to deliver products in a timely manner, the Company’s ability to develop and introduce a continuing stream of innovative new products to meet changing consumer preferences, actions taken by large customers that may adversely affect the Company’s gross profit and operating results, the Company’s dependence on sales to several large customers and the risks associated with any loss of, or substantial decline in, sales to top customers, the Company’s dependence on third-party manufacturers, most of which are located in Asia, and any inability to obtain products from such manufacturers, the Company's ability to deliver products to its customers in a timely manner and according to their fulfillment standards, the risks associated with trade barriers, exchange controls, expropriations, and other risks associated with domestic and foreign operations including uncertainty and business interruptions resulting from political changes and actions in the U.S. and abroad, such as the current conflict between Russia and Ukraine, and volatility in the global credit and financial markets and economy, the Company's dependence on the strength of retail economies and vulnerabilities to any prolonged economic downturn, including a downturn from the effects of macroeconomic conditions, any public health crises or similar conditions, risks associated with the use of licensed trademarks from or to third parties, risks associated with weather conditions, the duration and severity of the cold and flu season and other related factors, the Company’s reliance on its Chief Executive Officer and a limited number of other key senior officers to operate its business, the Company's ability to execute and realize expected synergies from strategic business initiatives such as acquisitions, divestitures and global restructuring plans, including Project Pegasus, the risks of potential changes in laws and regulations, including environmental, employment and health and safety and tax laws, and the costs and complexities of compliance with such laws, the risks associated with increased focus and expectations on climate change and other environmental, social and governance matters, the risks associated with significant changes in or the Company's compliance with regulations, interpretations or product certification requirements, the risks associated with global legal developments regarding privacy and data security that could result in changes to its business practices, penalties, increased cost of operations, or otherwise harm the business, the Company’s dependence on whether it is classified as a “controlled foreign corporation” for U.S. federal income tax purposes which impacts the tax treatment of its non-U.S. income, the risks associated with legislation enacted in Bermuda and Barbados in response to the European Union’s review of harmful tax competition, the risks associated with accounting for tax positions and the resolution of tax disputes, the risks of significant tariffs or other restrictions being placed on imports from China, Mexico or Vietnam or any retaliatory trade measures taken by China, Mexico or Vietnam, the risks associated with product recalls, product liability and other claims against the Company, and associated financial risks including but not limited to, significant impairment of the Company's goodwill, indefinite-lived and definite-lived intangible assets or other long-lived assets, increased costs of raw materials, energy and transportation, the risks to the Company's liquidity or cost of capital which may be materially adversely affected by constraints or changes in the capital and credit markets, interest rates and limitations under its financing arrangements, risks associated with foreign currency exchange rate fluctuations, and projections of product demand, sales and net income, which are highly subjective in nature, and from which future sales and net income could vary in a material amount. The Company undertakes no obligation to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.

Investor Contact:
Helen of Troy Limited
Anne Rakunas, Director, External Communications
(915) 225-4841

ICR, Inc.
Allison Malkin, Partner
(203) 682-8200

HELEN OF TROY LIMITED AND SUBSIDIARIES
Condensed Consolidated Statements of Income (5)
(Unaudited) (in thousands, except per share data)

	Three Months Ended August 31,
	2023		2022
Sales revenue, net	$491,563	100.0%	$521,400	100.0%
Cost of goods sold	261,910	53.3%	299,954	57.5%
Gross profit	229,653	46.7%	221,446	42.5%
Selling, general and administrative expense (“SG&A”)	179,191	36.5%	169,724	32.6%
Restructuring charges	3,617	0.7%	4,776	0.9%
Operating income	46,845	9.5%	46,946	9.0%
Non-operating income, net	148	—%	113	—%
Interest expense	13,654	2.8%	9,166	1.8%
Income before income tax	33,339	6.8%	37,893	7.3%
Income tax expense	5,958	1.2%	7,221	1.4%
Net income	$27,381	5.6%	$30,672	5.9%

Diluted earnings per share (“EPS”)	$1.14		$1.28

Weighted average shares of common stock used in computing diluted EPS	24,041		24,056

	Six Months Ended August 31,
	2023		2022
Sales revenue, net	$966,235	100.0%	$1,029,478	100.0%
Cost of goods sold	520,951	53.9%	596,861	58.0%
Gross profit	445,284	46.1%	432,617	42.0%
SG&A	346,826	35.9%	346,954	33.7%
Restructuring charges	10,972	1.1%	4,778	0.5%
Operating income	87,486	9.1%	80,885	7.9%
Non-operating income, net	285	—%	180	—%
Interest expense	27,706	2.9%	13,539	1.3%
Income before income tax	60,065	6.2%	67,526	6.6%
Income tax expense	10,103	1.0%	12,259	1.2%
Net income	$49,962	5.2%	$55,267	5.4%

Diluted EPS	$2.07		$2.29

Weighted average shares of common stock used in computing diluted EPS	24,088		24,089

Consolidated and Segment Net Sales Revenue
(Unaudited) (in thousands)

	Three Months Ended August 31,
	Home & Outdoor	Beauty & Wellness	Total
Fiscal 2023 sales revenue, net	$240,559	$280,841	$521,400
Organic business (4)	(1,084)	(30,124)	(31,208)
Impact of foreign currency	502	869	1,371
Change in sales revenue, net	(582)	(29,255)	(29,837)
Fiscal 2024 sales revenue, net	$239,977	$251,586	$491,563

Total net sales revenue growth (decline)	(0.2)%	(10.4)%	(5.7)%
Organic business	(0.5)%	(10.7)%	(6.0)%
Impact of foreign currency	0.2%	0.3%	0.3%

	Six Months Ended August 31,
	Home & Outdoor	Beauty & Wellness	Total
Fiscal 2023 sales revenue, net	$474,822	$554,656	$1,029,478
Organic business (4)	(17,835)	(52,372)	(70,207)
Impact of foreign currency	134	728	862
Acquisition (5)	—	6,102	6,102
Change in sales revenue, net	(17,701)	(45,542)	(63,243)
Fiscal 2024 sales revenue, net	$457,121	$509,114	$966,235

Total net sales revenue growth (decline)	(3.7)%	(8.2)%	(6.1)%
Organic business	(3.8)%	(9.4)%	(6.8)%
Impact of foreign currency	—%	0.1%	0.1%
Acquisition	—%	1.1%	0.6%

Consolidated Net Sales by Geographic Region (6)
(Unaudited) (in thousands)

	Three Months Ended August 31,
	2023		2022
Domestic sales revenue, net	$388,049	78.9%	$419,905	80.5%
International sales revenue, net	103,514	21.1%	101,495	19.5%
Total sales revenue, net	$491,563	100.0%	$521,400	100.0%

	Six Months Ended August 31,
	2023		2022
Domestic sales revenue, net	$747,608	77.4%	$816,651	79.3%
International sales revenue, net	218,627	22.6%	212,827	20.7%
Total sales revenue, net	$966,235	100.0%	$1,029,478	100.0%

Reconciliation of Non-GAAP Financial Measures – GAAP Operating Income and Operating Margin to Adjusted Operating Income and Adjusted Operating Margin (Non-GAAP) (1)
(Unaudited) (in thousands)

	Three Months Ended August 31, 2023
	Home & Outdoor		Beauty & Wellness (5)		Total
Operating income, as reported (GAAP)	$36,099	15.0%	$10,746	4.3%	$46,845	9.5%
Restructuring charges	1,271	0.5%	2,346	0.9%	3,617	0.7%
Subtotal	37,370	15.6%	13,092	5.2%	50,462	10.3%
Amortization of intangible assets	1,764	0.7%	2,830	1.1%	4,594	0.9%
Non-cash share-based compensation	3,287	1.4%	3,942	1.6%	7,229	1.5%
Adjusted operating income (non-GAAP)	$42,421	17.7%	$19,864	7.9%	$62,285	12.7%

	Three Months Ended August 31, 2022
	Home & Outdoor		Beauty & Wellness (5)		Total
Operating income, as reported (GAAP)	$42,082	17.5%	$4,864	1.7%	$46,946	9.0%
Acquisition-related expenses	41	—%	(11)	—%	30	—%
EPA compliance costs (7)	—	—%	8,354	3.0%	8,354	1.6%
Restructuring charges	472	0.2%	4,304	1.5%	4,776	0.9%
Subtotal	42,595	17.7%	17,511	6.2%	60,106	11.5%
Amortization of intangible assets	1,753	0.7%	2,896	1.0%	4,649	0.9%
Non-cash share-based compensation	2,640	1.1%	4,855	1.7%	7,495	1.4%
Adjusted operating income (non-GAAP)	$46,988	19.5%	$25,262	9.0%	$72,250	13.9%

	Six Months Ended August 31, 2023
	Home & Outdoor		Beauty & Wellness (5)		Total
Operating income, as reported (GAAP)	$58,215	12.7%	$29,271	5.7%	$87,486	9.1%
Bed, Bath & Beyond bankruptcy (8)	3,087	0.7%	1,126	0.2%	4,213	0.4%
Restructuring charges	4,061	0.9%	6,911	1.4%	10,972	1.1%
Subtotal	65,363	14.3%	37,308	7.3%	102,671	10.6%
Amortization of intangible assets	3,541	0.8%	5,710	1.1%	9,251	1.0%
Non-cash share-based compensation	7,785	1.7%	8,741	1.7%	16,526	1.7%
Adjusted operating income (non-GAAP)	$76,689	16.8%	$51,759	10.2%	$128,448	13.3%

	Six Months Ended August 31, 2022
	Home & Outdoor		Beauty & Wellness (5)		Total
Operating income, as reported (GAAP)	$71,875	15.1%	$9,010	1.6%	$80,885	7.9%
Acquisition-related expenses	119	—%	2,665	0.5%	2,784	0.3%
EPA compliance costs (7)	—	—%	19,998	3.6%	19,998	1.9%
Restructuring charges	472	0.1%	4,306	0.8%	4,778	0.5%
Subtotal	72,466	15.3%	35,979	6.5%	108,445	10.5%
Amortization of intangible assets	3,499	0.7%	5,511	1.0%	9,010	0.9%
Non-cash share-based compensation	8,638	1.8%	15,476	2.8%	24,114	2.3%
Adjusted operating income (non-GAAP)	$84,603	17.8%	$56,966	10.3%	$141,569	13.8%

Reconciliation of Non-GAAP Financial Measures – GAAP Net Income to EBITDA
(Earnings Before Interest, Taxes, Depreciation and Amortization), Adjusted EBITDA and Adjusted EBITDA Margin (Non-GAAP) (1)
(Unaudited) (in thousands)

	Three Months Ended August 31,
	2023		2022
Net income, as reported (GAAP)	$27,381	5.6%	$30,672	5.9%
Interest expense	13,654	2.8%	9,166	1.8%
Income tax expense	5,958	1.2%	7,221	1.4%
Depreciation and amortization	13,891	2.8%	11,119	2.1%
EBITDA (non-GAAP)	60,884	12.4%	58,178	11.2%
Add: Acquisition-related expenses	—	—%	30	—%
EPA compliance costs	—	—%	8,354	1.6%
Restructuring charges	3,617	0.7%	4,776	0.9%
Non-cash share-based compensation	7,229	1.5%	7,495	1.4%
Adjusted EBITDA (non-GAAP)	$71,730	14.6%	$78,833	15.1%

	Six Months Ended August 31,
	2023		2022
Net income, as reported (GAAP)	$49,962	5.2%	$55,267	5.4%
Interest expense	27,706	2.9%	13,539	1.3%
Income tax expense	10,103	1.0%	12,259	1.2%
Depreciation and amortization	24,606	2.5%	21,617	2.1%
EBITDA (non-GAAP)	112,377	11.6%	102,682	10.0%
Add: Acquisition-related expenses	—	—%	2,784	0.3%
Bed, Bath & Beyond bankruptcy	4,213	0.4%	—	—%
EPA compliance costs	—	—%	19,998	1.9%
Restructuring charges	10,972	1.1%	4,778	0.5%
Non-cash share-based compensation	16,526	1.7%	24,114	2.3%
Adjusted EBITDA (non-GAAP)	$144,088	14.9%	$154,356	15.0%

	Quarterly Period Ended				Twelve Months Ended August 31, 2023
	November	February	May	August
Net income, as reported (GAAP)	$51,826	$36,180	$22,581	$27,381	$137,968
Interest expense	13,149	14,063	14,052	13,654	54,918
Income tax expense	12,223	3,534	4,145	5,958	25,860
Depreciation and amortization	11,713	11,353	10,715	13,891	47,672
EBITDA (non-GAAP)	88,911	65,130	51,493	60,884	266,418
Add: Bed, Bath & Beyond bankruptcy	—	—	4,213	—	4,213
EPA compliance costs	2,103	1,472	—	—	3,575
Gain from insurance recoveries	(9,676)	—	—	—	(9,676)
Restructuring charges	10,463	12,121	7,355	3,617	33,556
Non-cash share-based compensation	7,941	(5,302)	9,297	7,229	19,165
Adjusted EBITDA (non-GAAP)	$99,742	$73,421	$72,358	$71,730	$317,251

Reconciliation of Non-GAAP Financial Measures – GAAP Operating Income to EBITDA
(Earnings Before Interest, Taxes, Depreciation and Amortization), Adjusted EBITDA and Adjusted EBITDA Margin (Non-GAAP) (1)
(Unaudited) (in thousands)

	Three Months Ended August 31, 2023
	Home & Outdoor		Beauty & Wellness (5)		Total
Operating income, as reported (GAAP)	$36,099	15.0%	$10,746	4.3%	$46,845	9.5%
Depreciation and amortization	6,606	2.8%	7,285	2.9%	13,891	2.8%
Non-operating income, net	—	—%	148	0.1%	148	—%
EBITDA (non-GAAP)	42,705	17.8%	18,179	7.2%	60,884	12.4%
Add: Restructuring charges	1,271	0.5%	2,346	0.9%	3,617	0.7%
Non-cash share-based compensation	3,287	1.4%	3,942	1.6%	7,229	1.5%
Adjusted EBITDA (non-GAAP)	$47,263	19.7%	$24,467	9.7%	$71,730	14.6%

	Three Months Ended August 31, 2022
	Home & Outdoor		Beauty & Wellness (5)		Total
Operating income, as reported (GAAP)	$42,082	17.5%	$4,864	1.7%	$46,946	9.0%
Depreciation and amortization	4,493	1.9%	6,626	2.4%	11,119	2.1%
Non-operating income, net	—	—%	113	—%	113	—%
EBITDA (non-GAAP)	46,575	19.4%	11,603	4.1%	58,178	11.2%
Add: Acquisition-related expenses	41	—%	(11)	—%	30	—%
EPA compliance costs	—	—%	8,354	3.0%	8,354	1.6%
Restructuring charges	472	0.2%	4,304	1.5%	4,776	0.9%
Non-cash share-based compensation	2,640	1.1%	4,855	1.7%	7,495	1.4%
Adjusted EBITDA (non-GAAP)	$49,728	20.7%	$29,105	10.4%	$78,833	15.1%

	Six Months Ended August 31, 2023
	Home & Outdoor		Beauty & Wellness (5)		Total
Operating income, as reported (GAAP)	$58,215	12.7%	$29,271	5.7%	$87,486	9.1%
Depreciation and amortization	11,008	2.4%	13,598	2.7%	24,606	2.5%
Non-operating income, net	—	—%	285	0.1%	285	—%
EBITDA (non-GAAP)	69,223	15.1%	43,154	8.5%	112,377	11.6%
Add: Bed, Bath & Beyond bankruptcy	3,087	0.7%	1,126	0.2%	4,213	0.4%
Restructuring charges	4,061	0.9%	6,911	1.4%	10,972	1.1%
Non-cash share-based compensation	7,785	1.7%	8,741	1.7%	16,526	1.7%
Adjusted EBITDA (non-GAAP)	$84,156	18.4%	$59,932	11.8%	$144,088	14.9%

Reconciliation of Non-GAAP Financial Measures – GAAP Operating Income to EBITDA
(Earnings Before Interest, Taxes, Depreciation and Amortization), Adjusted EBITDA and Adjusted EBITDA Margin (Non-GAAP) (1)
(Unaudited) (in thousands)

	Six Months Ended August 31, 2022
	Home & Outdoor		Beauty & Wellness (5)		Total
Operating income, as reported (GAAP)	$71,875	15.1%	$9,010	1.6%	$80,885	7.9%
Depreciation and amortization	8,988	1.9%	12,629	2.3%	21,617	2.1%
Non-operating income, net	—	—%	180	—%	180	—%
EBITDA (non-GAAP)	80,863	17.0%	21,819	3.9%	102,682	10.0%
Add: Acquisition-related expenses	119	—%	2,665	0.5%	2,784	0.3%
EPA compliance costs	—	—%	19,998	3.6%	19,998	1.9%
Restructuring charges	472	0.1%	4,306	0.8%	4,778	0.5%
Non-cash share-based compensation	8,638	1.8%	15,476	2.8%	24,114	2.3%
Adjusted EBITDA (non-GAAP)	$90,092	19.0%	$64,264	11.6%	$154,356	15.0%

Reconciliation of Non-GAAP Financial Measures – GAAP Income and Diluted EPS to
Adjusted Income and Adjusted Diluted EPS (Non-GAAP) (1)
(Unaudited) (in thousands, except per share data)

	Three Months Ended August 31, 2023
	Income			Diluted EPS
	Before Tax	Tax	Net of Tax	Before Tax	Tax	Net of Tax
As reported (GAAP)	$33,339	$5,958	$27,381	$1.39	$0.25	$1.14
Restructuring charges	3,617	44	3,573	0.15	—	0.15
Subtotal	36,956	6,002	30,954	1.54	0.25	1.29
Amortization of intangible assets	4,594	607	3,987	0.19	0.03	0.17
Non-cash share-based compensation	7,229	385	6,844	0.30	0.02	0.28
Adjusted (non-GAAP)	$48,779	$6,994	$41,785	$2.03	$0.29	$1.74

Weighted average shares of common stock used in computing diluted EPS						24,041

	Three Months Ended August 31, 2022
	Income			Diluted EPS
	Before Tax	Tax	Net of Tax	Before Tax	Tax	Net of Tax
As reported (GAAP)	$37,893	$7,221	$30,672	$1.58	$0.30	$1.28
Acquisition-related expenses	30	—	30	—	—	—
EPA compliance costs	8,354	125	8,229	0.35	0.01	0.34
Restructuring charges	4,776	61	4,715	0.20	—	0.20
Subtotal	51,053	7,407	43,646	2.12	0.31	1.81
Amortization of intangible assets	4,649	557	4,092	0.19	0.02	0.17
Non-cash share-based compensation	7,495	570	6,925	0.31	0.02	0.29
Adjusted (non-GAAP)	$63,197	$8,534	$54,663	$2.63	$0.35	$2.27

Weighted average shares of common stock used in computing diluted EPS						24,056

	Six Months Ended August 31, 2023
	Income			Diluted EPS
	Before Tax	Tax	Net of Tax	Before Tax	Tax	Net of Tax
As reported (GAAP)	$60,065	$10,103	$49,962	$2.49	$0.42	$2.07
Bed, Bath & Beyond bankruptcy	4,213	53	4,160	0.17	—	0.17
Restructuring charges	10,972	136	10,836	0.46	0.01	0.45
Subtotal	75,250	10,292	64,958	3.12	0.43	2.70
Amortization of intangible assets	9,251	1,213	8,038	0.38	0.05	0.33
Non-cash share-based compensation	16,526	1,026	15,500	0.69	0.04	0.64
Adjusted (non-GAAP)	$101,027	$12,531	$88,496	$4.19	$0.52	$3.67

Weighted average shares of common stock used in computing diluted EPS						24,088

Reconciliation of Non-GAAP Financial Measures – GAAP Income and Diluted EPS to
Adjusted Income and Adjusted Diluted EPS (Non-GAAP) (1)
(Unaudited) (in thousands, except per share data)

	Six Months Ended August 31, 2022
	Income			Diluted EPS
	Before Tax	Tax	Net of Tax	Before Tax	Tax	Net of Tax
As reported (GAAP)	$67,526	$12,259	$55,267	$2.80	$0.51	$2.29
Acquisition-related expenses	2,784	2	2,782	0.12	—	0.12
EPA compliance costs	19,998	300	19,698	0.83	0.01	0.82
Restructuring charges	4,778	61	4,717	0.20	—	0.20
Subtotal	95,086	12,622	82,464	3.95	0.52	3.42
Amortization of intangible assets	9,010	1,047	7,963	0.37	0.04	0.33
Non-cash share-based compensation	24,114	1,654	22,460	1.00	0.07	0.93
Adjusted (non-GAAP)	$128,210	$15,323	$112,887	$5.32	$0.64	$4.69

Weighted average shares of common stock used in computing diluted EPS						24,089

Selected Consolidated Balance Sheet, Liquidity and Cash Flow Information
(Unaudited) (in thousands)

	August 31,
	2023	2022
Balance Sheet:
Cash and cash equivalents	$24,214	$39,650
Receivables, net	387,498	507,261
Inventory	435,681	643,192
Total assets, current	888,692	1,237,816
Assets held for sale	17,179	—
Total assets	2,901,660	3,225,208
Total liabilities, current	472,395	583,111
Total long-term liabilities	927,382	1,243,751
Total debt	844,903	1,169,742
Stockholders' equity	1,501,883	1,398,346

	Six Months Ended August 31,
	2023	2022
Accounts receivable turnover (days) (9)	67.9	67.3
Inventory turnover (times) (9)	2.2	2.1
Working capital	$416,297	$654,705
Current ratio	1.9:1	2.1:1
Ending debt to ending equity ratio	56.3%	83.7%
Return on average equity (9)	9.4%	12.7%

	Six Months Ended August 31,
	2023	2022
Cash Flow:
Depreciation and amortization	$24,606	$21,617
Net cash provided (used) by operating activities	157,732	(75,452)
Capital and intangible asset expenditures	20,557	112,635
Net debt (repayments) proceeds	(90,125)	356,014
Payments for repurchases of common stock	54,535	18,305

Reconciliation of Non-GAAP Financial Measures – GAAP Net Cash Provided (Used) by Operating Activities to Free Cash Flow (Non-GAAP) (1) (2)
(Unaudited) (in thousands)

	Six Months Ended August 31,
	2023	2022
Net cash provided (used) by operating activities (GAAP)	$157,732	$(75,452)
Less: Capital and intangible asset expenditures	(20,557)	(112,635)
Free cash flow (non-GAAP)	$137,175	$(188,087)

Reconciliation of Non-GAAP Financial Measures – Net Leverage Ratio (Non-GAAP) (1) (3)
(Unaudited) (in thousands)

	Quarterly Period Ended				Twelve Months Ended August 31, 2023
	November	February	May	August
Adjusted EBITDA (non-GAAP) (10)	$99,742	$73,421	$72,358	$71,730	$317,251
Bed, Bath & Beyond bankruptcy (8)	—	—	(4,213)	—	(4,213)
Adjusted EBITDA per the credit agreement	$99,742	$73,421	$68,145	$71,730	$313,038

Total borrowings under the credit agreement, as reported (GAAP)					$846,750
Add: Outstanding letters of credit					17,815
Less: Unrestricted cash and cash equivalents					(24,214)
Net debt					$840,351

Net leverage ratio (non-GAAP) (3)					2.68

Fiscal 2024 Outlook for Net Sales Revenue
(Unaudited) (in thousands)

	Fiscal 2023	Outlook Fiscal 2024
Net sales revenue	$2,072,667	$1,965,000	—	$2,015,000
Net sales revenue decline		(5.2)%	—	(2.8)%

Reconciliation of Non-GAAP Financial Measures – Fiscal 2024 Outlook for GAAP Operating Income to EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization)
and Adjusted EBITDA (Non-GAAP) (1) (Unaudited) (in thousands)

	Six Months Ended August 31, 2023	Outlook for the Balance of the Fiscal Year (Six Months)			Outlook Fiscal 2024
Operating income, as reported (GAAP)	$87,486	$158,542	—	$178,313	$246,028	—	$265,799
Depreciation and amortization	24,606	37,332	—	31,332	61,938	—	55,938
Non-operating income, net	285	940	—	690	1,225	—	975
EBITDA (non-GAAP)	112,377	196,814	—	210,335	309,191	—	322,712
Add: Bed, Bath & Beyond bankruptcy	4,213	—	—	—	4,213	—	4,213
Gain on sale of distribution and office facilities	—	(34,190)	—	(34,190)	(34,190)	—	(34,190)
Restructuring charges	10,972	13,937	—	11,137	24,909	—	22,109
Non-cash share-based compensation	16,526	17,351	—	16,630	33,877	—	33,156
Adjusted EBITDA (non-GAAP)	$144,088	$193,912	—	$203,912	$338,000	—	$348,000

Reconciliation of Non-GAAP Financial Measures - Fiscal 2024 Outlook for GAAP Diluted EPS to Adjusted Diluted EPS (Non-GAAP) and GAAP Effective Tax Rate to Adjusted Effective Tax Rate (Non-GAAP) (1) (Unaudited)

	Six Months Ended August 31, 2023	Outlook for the Balance of the Fiscal Year (Six Months)			Outlook Fiscal 2024			Tax Rate Outlook Fiscal 2024
Diluted EPS, as reported (GAAP)	$2.07	$4.29	-	$4.96	$6.36	-	$7.03	20.0%	-	18.0%
Bed, Bath & Beyond bankruptcy	0.17	—	-	—	0.17	-	0.17
Gain on sale of distribution and office facilities	—	(1.42)	-	(1.42)	(1.42)	-	(1.42)
Restructuring charges	0.46	0.58	-	0.46	1.04	-	0.92
Amortization of intangible assets	0.38	0.41	-	0.38	0.79	-	0.76
Non-cash share-based compensation	0.69	0.72	-	0.69	1.41	-	1.38
Income tax effect of adjustments	(0.10)	0.25	-	0.26	0.15	-	0.16	(5.5)%	-	(4.5)%
Adjusted diluted EPS (non-GAAP)	$3.67	$4.83	-	$5.33	$8.50	-	$9.00	14.5%	-	13.5%

Reconciliation of Non-GAAP Financial Measures – Fiscal 2024 Outlook for GAAP Net Cash Provided by Operating Activities to Free Cash Flow (Non-GAAP) (1) (2)
(Unaudited) (in thousands)

	Six Months Ended August 31, 2023	Outlook for the Balance of the Fiscal Year (Six Months)			Outlook Fiscal 2024
Net cash provided by operating activities (GAAP)	$157,732	$142,268	—	$157,268	$300,000	—	$315,000
Less: Capital and intangible asset expenditures	(20,557)	(29,443)	—	(24,443)	(50,000)	—	(45,000)
Free cash flow (non-GAAP)	$137,175	$112,825	—	$132,825	$250,000	—	$270,000

HELEN OF TROY LIMITED AND SUBSIDIARIES
Notes to Press Release

(1)	This press release contains non-GAAP financial measures. Adjusted Operating Income, Adjusted Operating Margin, Adjusted Effective Tax Rate, Adjusted Income, Adjusted Diluted EPS, EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow and Net Leverage Ratio (“Non-GAAP Financial Measures”) that are discussed in the accompanying press release or in the preceding tables may be considered non-GAAP financial measures as defined by SEC Regulation G, Rule 100. Accordingly, the Company is providing the preceding tables that reconcile these measures to their corresponding GAAP-based financial measures. The Company is unable to present a quantitative reconciliation of forward-looking expected net leverage ratio to its most directly comparable forward-looking GAAP financial measure because such information is not available, and management cannot reliably predict all of the necessary components of such GAAP financial measure without unreasonable effort or expense. In addition, the Company believes such reconciliation would imply a degree of precision that would be confusing or misleading to investors. The Company believes that these Non-GAAP Financial Measures provide useful information to management and investors regarding financial and business trends relating to its financial condition and results of operations. The Company believes that these Non-GAAP Financial Measures, in combination with the Company’s financial results calculated in accordance with GAAP, provide investors with additional perspective regarding the impact of certain charges and benefits on applicable income, margin and earnings per share measures. The Company also believes that these Non-GAAP Financial Measures facilitate a more direct comparison of the Company’s performance with its competitors. The Company further believes that including the excluded charges and benefits would not accurately reflect the underlying performance of the Company’s operations for the period in which the charges and benefits are incurred, even though such charges and benefits may be incurred and reflected in the Company’s GAAP financial results in the near future. The material limitation associated with the use of the Non-GAAP Financial Measures is that the Non-GAAP Financial Measures do not reflect the full economic impact of the Company’s activities. These Non-GAAP Financial Measures are not prepared in accordance with GAAP, are not an alternative to GAAP financial measures, and may be calculated differently than non-GAAP financial measures disclosed by other companies. Accordingly, undue reliance should not be placed on non-GAAP financial measures.

(2)	Free cash flow represents net cash provided (used) by operating activities less capital and intangible asset expenditures.

(3)
Net leverage ratio is calculated as (a) total borrowings under the Company’s credit agreement plus outstanding letters of credit, net of unrestricted cash and cash equivalents at the end of the current period, divided by (b) Adjusted EBITDA per the Company's credit agreement (calculated as EBITDA plus non-cash charges and certain allowed addbacks, less certain non-cash income, plus the pro forma effect of acquisitions and certain pro forma run-rate cost savings for acquisitions and dispositions, as applicable for the trailing twelve months ended as of the current period).

(4)	Organic business refers to net sales revenue associated with product lines or brands after the first twelve months from the date the product line or brand is acquired, excluding the impact that foreign currency remeasurement had on reported net sales revenue. Net sales revenue from internally developed brands or product lines is considered Organic business activity.

(5)
On April 22, 2022, the Company completed the acquisition of Curlsmith. As such, the three and six months ended August 31, 2023 include a full three and six months, respectively, of operating results from Curlsmith, compared to approximately thirteen and nineteen weeks of operating results in the three and six months ended August 31, 2022, respectively. Curlsmith sales prior to the first annual anniversary of the acquisition are reported in Acquisition. Sales from Curlsmith subsequent to the first annual anniversary of the acquisition are reported in Organic business.

(6)	Beginning in the fourth quarter of fiscal 2023, the Company included net sales revenue from the U.S. and Canada as domestic net sales revenue. Previously, the Company reported sales revenue from Canada within international net sales revenue. The Company has recast all prior period domestic and international net sales revenue presented to conform with this current presentation.

(7)	Charges incurred in conjunction with EPA packaging compliance for certain products in the air filtration, water filtration and humidification categories within the Beauty & Wellness segment.

(8)	Represents a charge for uncollectible receivables due to the bankruptcy of Bed, Bath & Beyond (“Bed, Bath & Beyond bankruptcy”).

(9)	Accounts receivable turnover, inventory turnover and return on average equity computations use 12 month trailing net sales revenue, cost of goods sold or net income components as required by the particular measure. The current and four prior quarters' ending balances of trade accounts receivable, inventory and equity are used for the purposes of computing the average balance component as required by the particular measure.

(10)	See reconciliation of Adjusted EBITDA to the most directly comparable GAAP-based financial measure (net income) in the accompanying tables to this press release.